Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Declares a Regular Quarterly Cash Dividend of $0.02 per Share

New York, New York, August 5, 2020 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months and six months ended June 30, 2020.

The following financial review discusses the results for the three and six months ended June 30, 2020 and June 30, 2019.

Second Quarter 2020 and Year-to-Date Highlights

•	Genco’s focus remains on the health and safety of our crew members and our team onshore during this uncertain time

o	We have taken various proactive measures in response to COVID-19 centered around business continuity, crew protection and headquarters operations

o
We have completed crew rotations on approximately 70% of our fleet in recent months despite various travel and port restrictions and during a time in which seafarers globally have been onboard vessels well in excess of their original contract duration

•	Genco announced a regular quarterly cash dividend of $0.02 per share for the second quarter of 2020

o	Payable on or about August 25, 2020 to all shareholders of record as of August 17, 2020

o	We have now paid or declared cumulative dividends totaling $0.715 per share over the last four quarters

•	Genco maintains a strong financial position with $142.9 million of cash, including $15.2 million of restricted cash, as of June 30, 2020

•	Voyage revenues totaled $74.2 million and net revenue[1] (voyage revenues minus voyage expenses and charter hire expenses) totaled $31.1 million during Q2 2020

o	Our average daily fleet-wide time charter equivalent, or TCE[1], for Q2 2020 was $6,693

o	We estimate our TCE to date for Q3 2020 to be $11,617 for 62% owned fleet available days, based on current fixtures

•	We recorded a net loss of $18.2 million for the second quarter of 2020

o	Basic and diluted loss per share of $0.43

•	We closed on a $25 million revolving credit facility and subsequently drew down $24.0 million in June 2020

•	In the third quarter, we have completed the sale of two Handysize vessels

o	The Baltic Wind, a 2009-built Handysize, delivered to buyers on July 7, 2020

o	The Baltic Breeze, a 2010-built Handysize, delivered to buyers on July 31, 2020

•	We have also agreed to sell the Genco Bay, a 2010-built Handysize, which we expect to deliver to its buyer during the third quarter

John C. Wobensmith, Chief Executive Officer, commented, “During the second quarter, our focus remained on maintaining the strength of our industry leading balance sheet while continuing to return capital to shareholders. Our substantial liquidity position together with an improving drybulk landscape enabled Genco to declare our fourth consecutive quarterly dividend, increasing total dividends declared to $0.715 since implementing our policy in the third quarter of 2019.”

Mr. Wobensmith continued, “During the second quarter, our barbell approach to fleet composition, consisting of owning both major and minor bulk vessels, has once again proven to be a strength as Capesize freight rates demonstrated their upside potential, crossing the $30,000 per day threshold at the end of June, while minor bulk earnings have risen steadily to year-to-date highs. Overall, freight rates have experienced a meaningful increase as our third quarter estimated TCE to date is nearly 75% higher than what we achieved during the prior quarter. Going forward, we have a favorable outlook for the drybulk market for the balance of the year and into 2021 as the orderbook as a percentage of the fleet is at an all-time low limiting net fleet growth while global economic activity levels continue to recover coinciding with a seasonal uplift in cargo volumes.”

Mr. Wobensmith concluded, “Since the onset of the COVID-19 pandemic, we have prioritized the health and safety of our crew and onshore professionals. An underlying challenge for all ship owners has been successfully executing crew rotations due to various port and travel restrictions globally, and we are proud to have taken proactive measures by implementing industry leading protocols. This has resulted in the completion of crew changes involving over 800 seafarers since the onset of the pandemic. We continue to work diligently to repatriate more of the dedicated mariners on board our vessels who have worked beyond the term of their original contracts.”

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, our fleet deployment strategy remains weighted towards short-term fixtures which provides us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the fluctuation in major and minor bulk rates in the year-to-date.

Regarding our Q3 2020 fixtures to date, the drybulk market improved significantly towards the end of the second quarter and has remained firm through July, led by the Capesize sector. With our active commercial trading strategy currently geared towards spot market employment together with the absence of any scheduled drydockings for the balance of 2020 for our Capesize vessels, we believe our fleet is in position to capture strengthening market fundamentals in the second half of the year as compared to the first half. As such, we plan to ballast select Capesize vessels to the Atlantic basin to take advantage of improving cargo flows from the region.

For our minor bulk vessels, market conditions have also improved led by a strong grain trade coupled with augmented trade flows of commodities closely tied to global economic activity. Based on current fixtures to date, we estimate the following to be our TCE to date for the third quarter of 2020:

•	Capesize: $17,863 for 64% of the owned available Q3 2020 days
•	Ultramax and Supramax: $8,867 for 62% of the owned available Q3 2020 days
•	Handysize: $5,731 for 54% of the owned available Q3 2020 days
•	Fleet average: $11,617 for 62% of the owned available Q3 2020 days

Actual rates for the third quarter will vary based upon future fixtures. The above third quarter to date estimate compares to our second quarter of 2020 TCE results by class which are listed below.

•	Capesize: $9,466
•	Ultramax and Supramax: $5,903
•	Handysize: $3,952
•	Fleet average: $6,693

Regular Quarterly Cash Dividend Policy

For the second quarter of 2020, Genco declared a regular quarterly cash dividend of $0.02 per share. Management and the Board of Directors determined to pay a dividend in light of the Company’s strong balance sheet, its emphasis on returning cash to shareholders and the receipt of net proceeds from the sale of non-core assets. This dividend is payable on or about August 25, 2020, to all shareholders of record as of August 17, 2020.

Dividends going forward remain subject to the determination of our Board of Directors each quarter after its review of our financial performance and will depend upon various factors, including limitations under our credit agreements and applicable provisions of Marshall Islands law. Heightened economic uncertainty as a result of the COVID-19 pandemic and related economic conditions may result in our suspension, reduction, or termination of future quarterly dividends.

Financial Review: 2020 Second Quarter

The Company recorded a net loss for the second quarter of 2020 of $18.2 million, or $0.43 basic and diluted net loss per share. Comparatively, for the three months ended June 30, 2019, the Company recorded a net loss of $34.5 million, or $0.83 basic and diluted net loss per share. Net loss for the three months ended June 30, 2019, includes non-cash vessel impairment charges of $13.9 million, as well as a $0.2 million non-cash impairment of the operating lease right-of-use asset.

The Company’s revenues decreased to $74.2 million for the three months ended June 30, 2020, as compared to $83.6 million recorded for the three months ended June 30, 2019, primarily due to lower rates achieved by the majority of our vessels, as well as the operation of fewer vessels in our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $6,693 per day for the three months ended June 30, 2020 as compared to $7,412 per day for the three months ended June 30, 2019. During the second quarter of 2020, the reduction in global economic activity due to the COVID-19 pandemic combined with constrained Brazilian iron ore exports in April and May resulted in a weaker drybulk freight rate environment. However, during June, as Brazilian iron ore exports recovered while countries gradually eased lockdown measures, freight rates began to markedly improve off of the lows seen earlier in the year. Specifically, Capesize rates, as quoted by the Baltic Exchange, increased from a low of $1,992 on May 14, 2020 to $30,857 on June 30, 2020.

Voyage expenses were $41.7 million for the three months ended June 30, 2020 compared to $41.8 million during the prior year period primarily attributable to changes in bunker prices.  Vessel operating expenses decreased to $21.1 million for the three months ended June 30, 2020, from $24.4 million for the three months ended June 30, 2019 primarily due to fewer owned vessels, as well as lower drydocking and crew related expenses. General and administrative expenses decreased to $5.5 million for the second quarter of 2020 compared to $5.8 million for the second quarter of 2019, primarily due to lower office rent and administrative expenses. Depreciation and amortization expenses decreased to $15.9 million for the three months ended June 30, 2020 from $18.3 million for the three months ended June 30, 2019, primarily due to a decrease in the depreciation expense for the Handysize and Supramax vessels that were impaired during the first quarter of 2020, as well as a decrease for the five vessels that were sold during the fourth quarter of 2019 and first quarter of 2020.  These decreases were partially offset by an increase in depreciation expense related to scrubber additions for our Capesize vessels.

Daily vessel operating expenses, or DVOE, amounted to $4,366 per vessel per day for the second quarter of 2020 compared to $4,615 per vessel per day for the second quarter of 2019. This decline is primarily attributable to lower drydocking and crew related expenses in the second quarter of 2020 as compared to the prior year period. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for 2020 is $4,590 per vessel per day.

Apostolos Zafolias, Chief Financial Officer, commented, “Against a challenging macro-economic backdrop of the second quarter, we continued to strengthen our balance sheet through the closing of a revolving credit facility providing us with increased optionality and flexibility to adapt to rapidly changing market conditions. We also agreed to sell certain non-core Handysize vessels, that were part of our fleet renewal program. Following the drawdown of $24 million under our revolving credit facility in June, we ended the quarter with a substantial cash position of $142.9 million, including restricted cash. We appreciate the continued support of our world class bank group during these unprecedented times, which highlights their confidence in our platform, team and long-term strategy.”

Financial Review: Six Months 2020

The Company recorded a net loss of $138.6 million or $3.31 basic and diluted net loss per share for the six months ended June 30, 2020. This compares to a net loss of $42.3 million or $1.01 basic and diluted net loss per share for the six months ended June 30, 2019. Net loss for the six months ended June 30, 2020 includes $112.8 million in non-cash vessel impairment charges and a $0.5 million loss on sale of vessels. Net loss for the six months ended June 30, 2019, includes non-cash vessel impairment charges of $13.9 million and a $0.6 million gain on sale of vessels. Revenues decreased to $172.5 million for the six months ended June 30, 2020 compared to $177.0 million for the six months ended June 30, 2019, primarily due to the sale of five vessels, as well as a decrease in revenue earned by our minor bulk vessels. Voyage expenses increased to $90.1 million for the six months ended June 30, 2020 from $84.8 million for the same period in 2019.  TCE rates obtained by the Company decreased to $8,251 per day for the six months ended June 30, 2020 from $8,341 per day for the six months ended June 30, 2019. Total operating expenses for the six months ended June 30, 2020 and 2019 were $299.1 million and $205.2 million, respectively. Total operating expenses include $112.8 million in non-cash vessel impairment charges, as well as a loss on sale of vessels of $0.5 million for the six months ending June 30, 2020. For the six months ended June 30, 2019, total operating expenses include non-cash vessel impairment charges of $13.9 million relating to the revaluation of certain vessels that comprise our fleet renewal plan to their respective fair values as well as a gain on the sale of vessels of $0.6 million. General and administrative expenses for the six months ended June 30, 2020 decreased to $11.2 million as compared to the $12.1 million in the same period of 2019, due to a decrease in office rent and administrative expenses, as well as lower legal and professional fees associated with our credit facilities. DVOE was $4,390 for the year to date period in 2020 versus $4,518 in 2019. The decrease in DVOE was predominantly due to lower crew related and drydocking related expenses, partially offset by higher insurance and spare parts. EBITDA for the six months ended June 30, 2020 amounted to $(93.5) million compared to $8.4 million during the prior period. During the six months of 2020 and 2019, EBITDA included non-cash impairment charges, an operating lease right-of-use asset non-cash impairment and gains and losses on sale of vessels as mentioned above. Excluding these items, our adjusted EBITDA would have amounted to $19.8 million and $21.9 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the six months ended June 30, 2020 was $9.0 million as compared to net cash provided by operating activities of $14.8 million for the six months ended June 30, 2019.  This decrease in cash provided by operating activities was primarily due to an increase in amounts due from charterers as of June 30, 2020 based on the timing of freight payments and other changes in working capital.

Net cash used by investing activities during the six months ended June 30, 2020 and 2019 was $0.6 million and $13.7 million, respectively.  This decrease was primarily due to an increase in net proceeds from the sale of vessels in 2020 year to date as compared to 2019, as well as a decrease in ballast water treatment system related expenditures.

Net cash used in financing activities during the six months ended June 30, 2020 and 2019 was $9.8 million and $38.5 million, respectively.  The decrease was primarily due to the $24.0 million drawdown on the $133 Million Credit Facility and the $11.3 million drawdown on the $495 Million Credit Facility during the first half of 2020.  Additionally, there was a $1.3 million decrease in repayments under the $495 Million Credit Facility during the six months ended June 30, 2020 as compared to the same period during 2019.  These decreases were partially offset by $8.1 million payment of dividends during the first half of 2020.

Genco’s business continuity plans and response to COVID-19

As our vessels continue to trade commodities globally, we have taken measures to safeguard our crew and work toward preventing the spread of COVID-19. Crew members have received gloves, face masks, hand sanitizer, goggles and handheld thermometers. Genco requires its crew members to wear masks when in contact with other individuals who board the vessel.  We continue to monitor CDC and WHO guidelines and are also limiting access of shore personnel boarding our vessels. Specifically, no shore personnel with fever or respiratory symptoms are allowed on board, and those that are allowed on board are restricted to designated areas that are thoroughly cleaned after their use. Face masks are also provided to shore personnel prior to boarding a vessel. Precautionary materials are posted in common areas to supplement safety training while personal hygiene best practices are strongly encouraged on board.

We have implemented industry leading protocols with regard to crew rotations to keep our crew members safe and healthy which includes polymerase chain reaction (PCR) testing as well as a 14-day quarantine period prior to boarding a vessel. Genco is enacting crew changes where permitted by regulations of the ports and of the country of origin of the mariners, in addition to strict protocols that safeguard our crews against COVID-19 exposure.

Our business continuity plans onshore for our global offices in New York, Singapore and Copenhagen allowed for an efficient transition to a remote working environment. Our office in Copenhagen reopened in June 2020 following approximately three months during which our team worked remotely.  Regarding our headquarters in New York, we are planning to implement a phased-in approach towards reopening the office; however, a return date has not yet been determined.   Additionally, we have also placed a temporary ban on all non-essential travel.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of August 5, 2020, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, six Ultramax, 20 Supramax and eight Handysize vessels with an aggregate capacity of approximately 4,768,000 dwt and an average age of 10.1 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs and scheduled off-hire days for our fleet for the remainder of 2020 and 2021 to be:

	Q3 2020	Q4 2020	2021
Estimated Drydock Costs (1)	$2.2 million	$2.1 million	$9.3 million
Estimated BWTS Costs (2)	$1.1 million	$0.9 million	$5.5 million
Estimated Offhire Days (3)	60	60	230

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses. Estimated costs presented include approximately $4.2 million of costs associated with six vessels that could potentially be sold based on our fleet renewal program.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand. Estimated costs presented include approximately $2.6 million of costs associated with six vessels that could potentially be sold based on our fleet renewal program.

 (3) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 120 days associated with six vessels that could potentially be sold based on our fleet renewal program. The estimated offhire days per sector scheduled for Q3 2020 consists of 40 days for Supramaxes and 20 days for Handysizes.

Fleet Update

We continue to divest our older, less fuel-efficient tonnage as part of our efforts to modernize our fleet and create a more focused asset base while reducing our carbon footprint. Specifically, during the third quarter of 2020, we delivered the following vessels to their buyers:

•	Baltic Wind, a 2009-built Handysize, on July 7, 2020
•	Baltic Breeze, a 2010-built Handysize, on July 31, 2020

We have also agreed to sell the Genco Bay, a 2010-built Handysize, which we expect to deliver to its buyer during the third quarter. The aggregate gross proceeds of these sales amounts to $23.6 million, while the debt associated with these three vessels is $14.2 million.

As of June 30, 2020, $14.9 million of restricted cash is recorded on our balance sheet relating to the sale of the Genco Raptor, Genco Charger and Genco Thunder, which were sold in previous quarters. Under the terms of our $495 million credit facility, the Company can either repay this amount, which represents the debt associated with these vessels, or utilize the 360-day reinvestment period to redeploy this capital towards the acquisition of a replacement vessel instead of repaying the loan, if the applicable terms and conditions under the facility are met.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$74,206	$83,550	$172,542	$177,014
Total revenues	74,206	83,550	172,542	177,014

Operating expenses:
Voyage expenses	41,695	41,800	90,063	84,822
Vessel operating expenses	21,058	24,358	42,871	47,549
Charter hire expenses	1,432	4,849	4,507	7,267
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million, $0.6 million, $1.0 million and $1.0 million, respectively)	5,471	5,799	11,238	12,109
Technical management fees	1,724	1,885	3,578	3,825
Depreciation and amortization	15,930	18,271	33,504	36,348
Impairment of vessel assets	-	13,897	112,814	13,897
Loss (gain) on sale of vessels	-	-	486	(611)
Total operating expenses	87,310	110,859	299,061	205,206

Operating loss	(13,104)	(27,309)	(126,519)	(28,192)

Other (expense) income:
Other income (expense)	120	107	(464)	437
Interest income	253	1,073	847	2,400
Interest expense	(5,473)	(8,124)	(12,418)	(16,699)
Impairment of right-of-use asset	-	(223)	-	(223)
Other expense	(5,100)	(7,167)	(12,035)	(14,085)

Net loss	$(18,204)	$(34,476)	$(138,554)	$(42,277)

Net loss per share - basic	$(0.43)	$(0.83)	$(3.31)	$(1.01)

Net loss per share - diluted	$(0.43)	$(0.83)	$(3.31)	$(1.01)

Weighted average common shares outstanding - basic	41,900,901	41,742,301	41,883,629	41,734,248

Weighted average common shares outstanding - diluted	41,900,901	41,742,301	41,883,629	41,734,248

	June 30, 2020	December 31, 2019
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$127,722	$155,889
Restricted cash	14,855	6,045
Due from charterers, net	13,370	13,701
Prepaid expenses and other current assets	8,705	10,049
Inventories	23,034	27,208
Vessels held for sale	23,252	10,303
Total current assets	210,938	223,195

Noncurrent assets:
Vessels, net of accumulated depreciation of $242,465 and $288,373, respectively	1,109,341	1,273,861
Deferred drydock, net	19,192	17,304
Fixed assets, net	7,215	5,976
Operating lease right-of-use assets	7,565	8,241
Restricted cash	315	315
Total noncurrent assets	1,143,628	1,305,697

Total assets	$1,354,566	$1,528,892

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$24,071	$49,604
Current portion of long-term debt	79,522	69,747
Deferred revenue	4,368	6,627
Current operating lease liabilities	1,720	1,677
Total current liabilities	109,681	127,655

Noncurrent liabilities
Long-term operating lease liabilities	8,955	9,826
Long-term debt, net of deferred financing costs of $11,648 and $13,094, respectively	403,304	412,983
Total noncurrent liabilities	412,259	422,809

Total liabilities	521,940	550,464

Commitments and contingencies

Equity:
Common stock	418	417
Additional paid-in capital	1,714,019	1,721,268
Accumulated deficit	(881,811)	(743,257)
Total equity	832,626	978,428
Total liabilities and equity	$1,354,566	$1,528,892

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(138,554)	$(42,277)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	33,504	36,348
Amortization of deferred financing costs	1,909	1,867
Noncash operating lease expense	676	577
Amortization of nonvested stock compensation expense	957	1,021
Impairment of right-of-use asset	-	223
Impairment of vessel assets	112,814	13,897
Loss (gain) on sale of vessels	486	(611)
Insurance proceeds for protection and indemnity claims	278	389
Insurance proceeds for loss of hire claims	78	-
Change in assets and liabilities:
Decrease in due from charterers	331	6,588
Decrease in prepaid expenses and other current assets	504	165
Decrease in inventories	4,174	223
(Decrease) increase in accounts payable and accrued expenses	(17,454)	828
(Decrease) increase in deferred revenue	(2,259)	1,859
Decrease in operating lease liabilities	(828)	(786)
Deferred drydock costs incurred	(5,593)	(5,488)
Net cash (used in) provided by operating activities	(8,977)	14,823

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(2,275)	(7,754)
Purchase of scrubbers (capitalized in Vessels)	(10,839)	(10,370)
Purchase of other fixed assets	(2,716)	(2,494)
Net proceeds from sale of vessels	14,726	6,309
Insurance proceeds for hull and machinery claims	484	612
Net cash used in investing activities	(620)	(13,697)

Cash flows from financing activities
Proceeds from the $133 Million Credit Facility	24,000	-
Repayments on the $133 Million Credit Facility	(3,280)	(3,160)
Proceeds from the $495 Million Credit Facility	11,250	-
Repayments on the $495 Million Credit Facility	(33,321)	(34,575)
Payment of common stock issuance costs	-	(105)
Cash dividends paid	(8,126)	-
Payment of deferred financing costs	(283)	(611)
Net cash used in financing activities	(9,760)	(38,451)

Net decrease in cash, cash equivalents and restricted cash	(19,357)	(37,325)

Cash, cash equivalents and restricted cash at beginning of period	162,249	202,761
Cash, cash equivalents and restricted cash at end of period	$142,892	$165,436

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net loss	$(18,204)	$(34,476)	$(138,554)	$(42,277)
+ Net interest expense	5,220	7,051	11,571	14,299
+ Depreciation and amortization	15,930	18,271	33,504	36,348
EBITDA(1)	$2,946	$(9,154)	$(93,479)	$8,370

+ Impairment of vessel assets	-	13,897	112,814	13,897
+ Impairment of right-of-use asset	-	223	-	223
+ Loss (gain) on sale of vessels	-	-	486	(611)
Adjusted EBITDA	$2,946	$4,966	$19,821	$21,879

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	53	58	53	58
Average number of vessels (2)	53.0	58.0	53.7	58.2
Total ownership days for fleet (3)	4,823	5,278	9,765	10,525
Total chartered-in days (4)	248	347	670	640
Total available days for fleet (5)	4,892	5,326	10,121	10,822
Total available days for owned fleet (6)	4,643	4,978	9,450	10,181
Total operating days for fleet (7)	4,827	5,237	9,951	10,612
Fleet utilization (8)	97.8%	97.7%	97.8%	97.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$6,693	$7,412	$8,251	$8,341
Daily vessel operating expenses per vessel (10)	4,366	4,615	4,390	4,518

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,547.0	1,547.0	3,094.0	3,077.0
Panamax	-	182.0	64.8	389.2
Ultramax	546.0	546.0	1,092.0	1,086.0
Supramax	1,820.0	1,820.0	3,640.0	3,620.0
Handymax	-	-	-	-
Handysize	910.0	1,183.0	1,874.7	2,353.0
Total	4,823.0	5,278.0	9,765.5	10,525.2

Chartered-in days
Capesize	-	79.4	-	79.4
Panamax	-	-	-	-
Ultramax	114.2	66.0	292.5	96.3
Supramax	98.7	95.4	302.8	281.8
Handymax	-	-	14.5	17.4
Handysize	35.6	106.6	60.7	165.5
Total	248.5	347.4	670.5	640.4

Available days (owned & chartered-in fleet)
Capesize	1,530.1	1,509.9	3,058.4	3,038.7
Panamax	-	182.0	64.4	389.2
Ultramax	637.2	612.0	1,305.6	1,182.2
Supramax	1,782.0	1,788.2	3,753.0	3,733.8
Handymax	-	-	14.5	17.4
Handysize	942.5	1,233.6	1,924.6	2,460.3
Total	4,891.8	5,325.7	10,120.5	10,821.6

Available days (owned fleet)
Capesize	1,530.1	1,430.5	3,058.4	2,959.3
Panamax	-	182.0	64.4	389.2
Ultramax	523.0	546.0	1,013.1	1,085.9
Supramax	1,683.3	1,692.8	3,450.2	3,452.0
Handymax	-	-	-	-
Handysize	906.9	1,127.0	1,863.9	2,294.8
Total	4,643.3	4,978.3	9,450.0	10,181.2

Operating days
Capesize	1,529.6	1,494.3	3,057.8	3,006.6
Panamax	-	182.0	60.1	381.7
Ultramax	635.6	610.8	1,303.3	1,142.3
Supramax	1,765.2	1,760.7	3,707.8	3,672.5
Handymax	-	-	14.5	17.4
Handysize	896.7	1,189.1	1,807.1	2,391.7
Total	4,827.1	5,236.9	9,950.6	10,612.2

Fleet utilization
Capesize	98.9%	97.7%	99.4%	98.3%
Panamax	-	100.0%	92.7%	98.1%
Ultramax	99.7%	99.8%	99.8%	96.6%
Supramax	97.7%	97.7%	98.1%	97.3%
Handymax	-	-	100.0%	100.0%
Handysize	94.8%	96.4%	93.4%	97.1%
Fleet average	97.8%	97.7%	97.8%	97.5%

Average Daily Results:
Time Charter Equivalent
Capesize	$9,466	$7,292	$13,062	$9,752
Panamax	-	10,554	5,256	9,135
Ultramax	7,848	9,873	7,973	9,151
Supramax	5,301	6,971	5,911	7,887
Handymax	-	-	-	-
Handysize	3,952	6,517	4,867	6,732
Fleet average	6,693	7,412	8,251	8,341

Daily vessel operating expenses
Capesize	$5,049	$5,057	$4,968	$5,010
Panamax	-	4,505	3,338	4,410
Ultramax	3,829	4,738	4,233	4,520
Supramax	4,190	4,456	4,200	4,362
Handymax	-	-	-	-
Handysize	3,864	4,246	3,874	4,131
Fleet average	4,366	4,615	4,390	4,518

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the second quarter of 2020 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$74,206	$83,550	$172,542	$177,014
Voyage expenses (in thousands)	41,695	41,800	90,063	84,822
Charter hire expenses (in thousands)	1,432	4,849	4,507	7,267
	31,079	36,901	77,972	84,925

Total available days for owned fleet	4,643	4,978	9,450	10,181
Total TCE rate	$6,693	$7,412	$8,251	$8,341

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of August 5, 2020, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, six Ultramax, 20 Supramax and eight Handysize vessels with an aggregate capacity of approximately 4,768,000 dwt and an average age of 10.1 years.

The following table reflects Genco’s fleet list as of August 5, 2020:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014
6	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Normandy	53,596	2007
15	Baltic Jaguar	53,474	2009
16	Baltic Leopard	53,447	2009
17	Baltic Cougar	53,432	2009
18	Genco Loire	53,430	2009
19	Genco Lorraine	53,417	2009
20	Baltic Panther	53,351	2009
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Cove	34,403	2010
5	Genco Avra	34,391	2011
6	Genco Bay	34,296	2010
7	Baltic Hare	31,887	2009
8	Baltic Fox	31,883	2010

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, August 6, 2020 at 9:00 a.m. Eastern Time to discuss its 2020 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 777-6978 or (800) 367-2403 and enter passcode 6606629. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6606629. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel or any additional scrubbers we may seek to install; (xix) our ability to realize the economic benefits or recover the cost of the scrubbers we have installed; (xx) worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020; (xxi) our financial results for the year ending December 31, 2020 and other factors relating to determination of the tax treatment of dividends we have declared; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550